[LETTERHEAD OF KPMG LLP]

                         Independent Auditors' Consent



The Board of Directors
Regency Bancorp:



We consent to the inclusion in the Registration Statement Form S-4 of Zions Bancorporation of our report dated February 5, 1999 relating to the consolidated balance sheet of Regency Bancorp and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1998, which report appears in the 1998 Form 10-K of Regency Bancorp incorporated by reference herein and to the reference to our firm under the caption "Experts" and "Conditions to Completion" in the prospectus.

                                      /s/KPMG LLP
                                         KPMG LLP

Sacramento, California
August 24, 1999